Exhibit 10.29.1

AMENDMENT TO
LICENSE AGREEMENT

THIS AMENDMENT TO THE LICENSE AGREEMENT (this “Amendment”) is entered into on December 16, 2010 by and between OxySure Systems, Inc., a Delaware corporation (the “Company”) and Afritex Medical Products (Pty) Ltd., a company incorporated under the laws of the Republic of South Africa (“Afritex”).  The Company and Afritex are sometimes referred to herein individually as “Party” and collectively as the “Parties.”

RECITALS

A.           The Company and Afritex previously entered into a License Agreement dated March 26, 2010 (the “Agreement”); and

B.           By mutual agreement, the Company and Afritex wish to clarify the terms of the Agreement by entering into this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and representations contained in this Amendment, the Parties hereto agree as follows:

AGREEMENT

1.             Invoicing, Payment and Note Purchase Agreement.  Section 2 of the Agreement is hereby revised as follows:

(a) License Payment.  Upon execution of this Agreement, Company will invoice Afritex for the upfront license fee of $225,000 as defined in 1(f)(i) herein, as well as any OxySure Products ordered by Afritex pursuant to the Exclusive Distribution Agreement.  Payment of  the upfront license fee and all purchase orders for OxySure Products shall be in advance.  Payments of ongoing royalties on Afritex Derivative Products, if any, shall be within forty-five (45) days of the date of invoice.  Afritex agrees to pay all invoices in full per the terms of the invoice.

(b) Reports.  Afritex shall, within thirty (30) days of the end of each calendar quarter, deliver to Company a report detailing all sales activity relating to the Derivative Afritex Products, including, but not limited to, the product name/type, number of units made and the number of such units distributed by Afritex during the previous calendar quarter, and setting forth the aggregate royalties due and owing to Company thereon.  A check for the amount of aggregate royalties owed shall accompany the report.  All payments hereunder will be in U.S. Dollars, without deductions of any kind.  Payments made by Afritex under this Agreement will be non-refundable to Afritex.  This reporting obligation shall only commence upon the first sale by Afritex of any Derivative Afritex Product.

(c) Upon execution of this Agreement, or as soon as practicable thereafter, the Parties shall enter into the Exclusive Distribution Agreement for the distribution of OxySure Products.  Without limitation, the Exclusive Distribution Agreement shall provide for the following: (1) Upon execution of the Exclusive Distribution Agreement, or as soon as practicable thereafter, an upfront purchase of a minimum of $145,000 of OxySure Products; (2) a minimum annual purchase commitment of no less than $480,000 of OxySure Products; and (3) Exclusivity to Afritex for the sale of OxySure Products for the following countries: South Africa, Angola, Botswana, Democratic Republic of Congo, Lesotho, Madagascar, Malawi, Mauritius, Mozambique, Namibia, Seychelles, Swaziland, Tanzania, Zambia, and Zimbabwe (collectively, the “SADC Countries”).

(d) Upon execution of this Agreement, or as soon as practicable thereafter, for value received, the sufficiency of which is acknowledged by the Parties, the Parties shall enter into a note purchase agreement.  Without limitation, the note purchase agreement shall provide for the following: (1) Upon execution of the note purchase agreement, or as soon as practicable thereafter, the Company shall issue Afritex a convertible promissory note with a face value of $270,000 with a conversion price of $1.00 per share; and (2) the Company shall issue Afritex a warrant for the purchase of 270,000 shares of the common stock of the Company with an exercise price of $2.50 per share.

2.             Retroactive Amendment.  This Amendment shall be in full force and effect retroactive to the original date of the Agreement of March 26, 2010.

3.             Negotiated Amendment.  The drafting and negotiating of this Amendment has been participated in by each of the Parties and, for all purposes, this Amendment shall be deemed to have been drafted jointly by the Parties.

4.             No Other Modification to Agreement.  All other terms and conditions of the Agreement shall remain in full force and effect and said Agreement is hereby confirmed and ratified accordingly.

IN WITNESS WHEREOF, the Parties have caused this Amendment to the License Agreement to be duly executed as of the date first written above.

OxySure Systems, Inc., a Delaware corporation	Afritex Medical Product (pty) Ltd., a Republic of South Africa corporation

/s/Julian T. Ross	/s/ P. Mphathi Nyewe
By: Julian T. Ross	By: P. Mphathi Nyewe
Its: President	Its: Director